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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this Form 8-K (File No. 0-29204), of our report, dated March 2, 1999, on our audits of the financial statements of FIMI Securities, Inc., and our report, dated June 4, 1999, on our audits of the combined financial statements of Premier Financial Services, Inc., First Institutional Marketing, Inc., and All Things Financial, Inc.




/s/ Andrew Shebay & Company, PLLC
Houston, Texas



June 10, 1999